AMENDMENT TO STOCK ACQUISITION AGREEMENT

THIS AGREEMENT (the "Amendment"), is made as of September 20, 1999, (the "Effective Date") by and between SKYMALL, INC., a Nevada corporation ("SkyMall" or "Buyer") and DISC PUBLISHING, INC., a Utah corporation (the "Company"), Lorne Grierson, Warren Osborn, Flamingo Partnership, Kyle Love, Bart Howell and David
E. Hardy (collectively as "Stockholders").

A. SkyMall, the Company and the Stockholders have previously entered into a Stock Purchase Agreement, dated August 26, 1999 (the "Stock Acquisition Agreement").

B. SkyMall, the Company and the Stockholders now desire to amend the Stock Acquisition Agreement to change several of the terms and conditions.

NOW, THEREFORE, in consideration of the foregoing recitals, the execution of the Stock Acquisition Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree:

I.   The Stock Acquisition Agreement is amended as follows:

     A.   SECTION 1.3(c) is deleted and replaced with:

          1.3(c). If the closing price of the shares of common stock of SkyMall as reported on NASDAQ on the Closing Date is less than $9.00, SkyMall shall issue an additional 25,000 shares of SkyMall common stock to the Stockholders.

     B.   SECTION 2(e) is added:

          (e) Each Stockholder represents that he or she is: (i) a sophisticated investor; and (ii) an "accredited investor," as that term is defined in Rule 501 of Regulation D, or is a wealthy and sophisticated investor that is able to bear the economic risk of the investment for an indefinite period of time and that, by virtue of each Stockholder's knowledge and experience in financial and business matters is capable of evaluating the merits and risks of the investment.

     C.   SECTION 6.10 is added as follows:

          6.10 The Stockholders warrant that they will not transfer, sell, assign or in any way dispose of any shares of SkyMall common stock acquired as a result of this Agreement until thirty (30) days after the release of SkyMall next quarterly earnings report. The parties acknowledge and agree that this date is currently contemplated as on or about December 15, 1999. The Stockholders further warrant that they shall not take any action that shall violate the rules allowing this transaction to be accounted for as pooling of interests.

     D.   SECTION 8.8 is deleted and replaced with:

          8.8  On or prior to the Closing  Date,  the Buyer  and Lorne  Grierson
          shall  have  executed  an  employment   contract  and  non-competition
          agreement.

II. Capitalized terms used herein and not defined herein shall have their respective meanings assigned to them in the Stock Purchase Agreement.

III. The Stock Purchase Agreement, as amended by this Amendment, shall remain in full force and effect following the execution and delivery of this Amendment. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement. This Amendment shall be governed by and construed under and pursuant to the laws of the State of Arizona, without regard to its principles of conflicts of laws.

IV. In the event of a conflict between the terms and conditions of this Amendment and the terms and conditions of the Stock Purchase Agreement, the terms and conditions of this Amendment shall control.

IN WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto as of and on the date first above written.

                                          BUYER:

                                          SkyMall, Inc.
ATTEST:

/s/ Steven T. Lawrence                    By:  /s/ Christine A. Aguilera
-----------------------------------           ----------------------------------
Assistant Secretary                                Christine A. Aguilera
                                          Title:   Executive Vice President of
                                                   Business Development
                                          Address: 1520 East Pima Street
                                                   Phoenix, AZ 85034

                                          COMPANY:

                                          Disc Publishing, Inc.,
                                             a Utah corporation
ATTEST:

/s/                                       By:  /s/ Lorne Grierson
-----------------------------------           ----------------------------------
Assistant Secretary                                Lorne Grierson
                                          Title:   President and Chief Executive
                                                     Officer
                                          Address: 1875 South State Street,
                                                   Suite 3000
                                                   Orem, Utah 84097

                                          STOCKHOLDERS:


                                          By:  /s/ Warren Osborn
                                              ----------------------------------
                                                   Warren Osborn

                                          By:  /s/ Lorne Grierson
                                              ----------------------------------
                                                   Lorne Grierson


                                          By: /s/ Kyle Love, Trustee
                                              ----------------------------------
                                                   Kyle Love
                                              On behalf of KCL NACT Unitrust

                                          By: /s/ Bart Howell
                                              ----------------------------------
                                                  Bart Howell

                                          By: /s/ David E. Hardy
                                              ----------------------------------
                                                  David E. Hardy

                                          FLAMINGO PARTNERSHIP

                                          By: /s/ R. Roney
                                              ----------------------------------

                                       2